June 21, 2023	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS MAY 2023 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for May 2023, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Advisor retention and recruiting remained solid across our multiple affiliation options, however, client assets decreased compared to the preceding month driven primarily by declines in the broader equity markets in the month,” said Chair and CEO Paul Reilly. “While the pipeline is healthy, investment banking activity continues to be subdued in the current market environment.”

“Clients’ domestic cash sweep and Enhanced Savings Program (ESP) balances of $57.2 billion grew 10% over April driven primarily by robust growth in ESP and stable cash sweep balances. Through June 16, cash sweep balances have remained stable, and ESP balances grew to more than $10.5 billion.”

Operating Data

	As of			% change from
$ in billions	May 31, 2023	May 31, 2022	April 30, 2023	May 31, 2022	April 30, 2023
Client assets under administration	$1,230.7	$1,190.0	$1,246.3	3%	(1)%
Private Client Group assets under administration	$1,176.9	$1,131.8	$1,192.0	4%	(1)%
Private Client Group assets in fee-based accounts	$664.9	$643.6	$671.7	3%	(1)%
Financial assets under management	$192.7	$183.3	$195.3	5%	(1)%

Bank loans, net	$43.4	$29.2	$43.5	49%	—%

Clients' domestic cash sweep and Enhanced Savings Program balances (1)	$57.2	$76.1	$52.0	(25)%	10%

(1)    In March 2023, we launched our Enhanced Savings Program, in which Private Client Group clients may deposit cash in a high-yield Raymond James Bank account.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,700 financial advisors. Total client assets are $1.23 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.